EXHIBIT 99.1

ADTRAN, INC.

REPORTS SECOND QUARTER 2003 RESULTS and

DECLARES a SPECIAL and QUARTERLY CASH DIVIDEND

HUNTSVILLE, Ala.—(BUSINESS WIRE)—July 15, 2003—ADTRAN, Inc. (NASDAQ:ADTN—News) reported results for the second quarter ended June 30, 2003. Sales were $90,437,000 for the quarter compared to $85,784,000 for the second quarter of 2002.

Net income increased 149% to $12,379,000 for the quarter compared to $4,967,000 for the second quarter of 2002. Earnings per share, assuming dilution, were $0.31 for the quarter compared to $0.13 for the second quarter of 2002.

Net income increased 104% for the quarter compared to pro-forma net income of $6,076,000 for the second quarter of 2002. Pro-forma earnings per share were $0.16 for the second quarter of 2002. Pro-forma net income and pro-forma earnings per share for the second quarter of 2002 excluded the effect of an impairment charge primarily related to other than temporary declines in the fair value of marketable equity securities and write-downs of private securities. A reconciliation of pro-forma net income and pro-forma earnings per share to net income and earnings per share is included in the Condensed Statements of Income attached to this release.

Gross margins were 54.9% for the quarter compared to 48.5% in the second quarter of 2002.

Cash and marketable securities, net of debt, increased to $312 million during the quarter.

ADTRAN Chairman and Chief Executive Officer Mark Smith stated, “In addition to market share expansion of existing products, we continue to observe sequential revenue increases in all new product areas comprised of DSLAMS, optical access products and access routers. Our product development and cost leadership capabilities position us well for revenue and earnings growth in a tight spending environment. This strategy bodes particularly well for the eventual improvement in the economy and return of enterprise spending.”

The Company also announced that on July 14, 2003 its Board of Directors declared a special and quarterly cash dividend of $2.00 and $0.15 per common share, respectively, to be paid to holders of record at the close of business on July 31, 2003. The payment date for each of the special and second quarter dividend will be August 29, 2003. Mr. Smith stated, “Our Company’s strong operating model has generated cash over the years well in excess of its needs and with recent legislation cash dividends are now a tax efficient way to release value to shareholders. As a result of recent tax legislation, we anticipate distributing cash dividends to our shareholders quarterly, as we remain confident of our continuing ability to generate earnings and surplus cash. We believe our Company’s ensuing balances of cash and liquid assets, and anticipated continuing cash flow, will be more than adequate to fund working capital requirements, top-line growth and strategic initiatives for the future.”

There will be a conference call today at 10:30 a.m. Eastern Time to discuss our second quarter 2003 financial results. To listen to the webcast of this conference call, visit our Investor Relations page at http://www.adtran.com approximately 10 minutes before the start of the call and click on the conference call link provided. As indicated in our press release of July 7, 2003, an online replay of the webcast of the conference call, as well as the text of this release, will also be available on the Investor Relations page of our website at http://www.adtran.com for at least 12 months following the date of this release.

ADTRAN, Inc. is an established supplier of advanced transmission products that provide users access to today’s expansive telecommunications networks. Widely deployed in carrier, enterprise and global networks worldwide, ADTRAN products support all major digital access technologies. ADTRAN equipment is widely deployed by major Incumbent Local Exchange Carriers, Inter-exchange Carriers, ISPs, Competitive Service Providers, international service providers, public and private enterprises, and original equipment manufacturers.

This press release contains forward-looking statements which reflect management’s best judgment based on factors currently known. However, these statements involve risks and uncertainties, including the successful development and market acceptance of new products, the degree of competition in the market for such products, the product and channel mix, component costs, manufacturing efficiencies, and other risks detailed in our annual report on Form 10-K for the year ended December 31, 2002. Such risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements included in this press release.

Condensed Balance Sheet

June 30, 2003

Unaudited

(Dollars in thousands)

June 30,
2003
Assets
Cash and cash equivalents	$126,645
Short-term investments	$21,583
Accounts receivable (net)	$50,986
Other receivables	$2,922
Inventory, net	$39,314
Prepaid expenses and other current assets	$6,225

Total current assets	$247,675

Equipment (net)	$29,985
Land	$4,263
Bldg. & land improvements (net)	$66,582
Other assets	$488
Deferred tax assets	$3,362
Long-term investments	$216,525

Total assets	$568,880

Liabilities and stockholders’ equity
Accounts payable	$19,542
Accrued wages and benefits	$6,373
Accrued income taxes	$2,297
Accrued liabilities	$2,986

Total current liabilities	$31,198

Deferred tax liabilities	$6,123
Long term debt	$50,000

Total long term liabilities	$56,123

Total liabilities	$87,321

Stockholders’ equity	$481,559

Total liabilities and stockholders’ equity	$568,880

Condensed Statements of Income

For the periods ending 6/30/03 and 6/30/02

(Dollars in thousands, except per share data)

	Second Quarter	Second Quarter
	2003	2002
Sales	$90,437	$85,784
Cost of sales	40,737	44,161

Gross profit	49,700	41,623

Selling, general and administrative expenses	20,346	20,276
Research and development expenses	13,639	14,637

Profit from operations	15,715	6,710

Interest expense	(660)	(625)
Net realized investment gain (loss)	225	(29)
Other income (primarily interest)	2,682	2,467

Income before income taxes, excluding item detailed below	17,962	8,523
Provision for income taxes	(5,583)	(2,447)

Income, excluding net investment impairment charge	12,379	6,076

Investment impairment charge, net (1)	0	(1,109)

Net income	$12,379	$4,967

Weighted average shares outstanding:
Basic	38,018,429	38,250,390
Diluted (2)	39,949,456	38,302,779

Earnings per share, excluding net realized investment impairment charge
Basic	$0.33	$0.16
Diluted (2)	$0.31	$0.16

Earnings per share
Basic	$0.33	$0.13
Diluted (2)	$0.31	$0.13
(1) Amount is comprised of other-than-temporary declines in the fair value of marketable equity securities and write-downs of private securities.
Investment impairment charge before tax	$0	($1,736)
Income tax effect (using statutory rate)	$0	$627

Net investment impairment charge	$0	($1,109)

(2)	Assumes exercise of dilutive stock options calculated under the treasury stock method

Management believes a pro-forma presentation provides investors with additional insight into the Company’s financial results. The pro-forma presentation segregates the financial effect of impairment charges of marketable equity securities and write-downs of private securities from transactional based investment activity, reflected in net realized investment gain (loss), during the reporting period.

Condensed Statements of Income

For the periods ending 6/30/03 and 6/30/02

(Dollars in thousands, except per share data)

	Six Months Ended	Six Months Ended
	2003	2002
Sales	$176,660	$169,126
Cost of sales	79,887	88,144

Gross profit	96,773	80,982

Selling, general and administrative expenses	40,498	41,066
Research and development expenses	27,910	28,471

Profit from operations	28,365	11,445

Interest expense	(1,319)	(1,315)
Net realized investment gain (loss)	226	(27)
Other income (primarily interest)	5,535	4,449

Income before income taxes, excluding item detailed below	32,807	14,552
Provision for income taxes	(9,889)	(4,135)

Income, excluding net investment impairment charge	22,918	10,417

Investment impairment charge, net (1)	0	(1,109)

Net income	$22,918	$9,308

Weighted average shares outstanding:
Basic	37,808,953	38,186,350
Diluted (2)	39,509,393	38,285,866

Earnings per share, excluding net realized investment impairment charge
Basic	$0.61	$0.27
Diluted (2)	$0.58	$0.27

Earnings per share
Basic	$0.61	$0.24
Diluted (2)	$0.58	$0.24
(1) Amount is composed of other-than-temporary declines in the fair value of marketable equity securities and write-downs of private securities.
Investment impairment charge before tax	$0	($1,736)
Income tax effect (using statutory rate)	$0	$627

Net investment impairment charge	$0	($1,109)

(2)	Assumes exercise of dilutive stock options calculated under the treasury stock method

Management believes a pro-forma presentation provides investors with additional insight into the Company’s financial results. The pro-forma presentation segregates the financial effect of impairment charges of marketable equity securities and write-downs of private securities from transactional based investment activity, reflected in net realized investment gain (loss), during the reporting period.

CONTACT:

Jim Matthews

Senior Vice President/CFO

256-963-8775

INVESTOR SERVICES/ASSISTANCE:

Charlene Little

256-963-8220

Cathy Bartels

256-963-8611